Exhibit 8.1

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Washington DC 20005-2018

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www.KilpatrickStockton.com

March 8, 2010	direct dial 202 508 5883 direct fax 202 204 5615 ekracov@kilpatrickstockton.com

Boards of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

150 Danbury Road

Ridgefield, Connecticut 06877

Re:	Proposed Reorganization of Fairfield County Bank MHC and Fairfield County Bank to a Mutual Holding Company Mid-Tier Structure and Minority Stock Issuance (the “Reorganization”)

Dear Board Members:

In connection with the Reorganization, we render the following opinion of counsel. Capitalized terms used herein that are not expressly defined herein shall have the meaning ascribed to them in the Plan of Stock Issuance adopted by the Board of Directors of Fairfield County Bank and Fairfield County Bank, MHC on February 18, 2009 and amended on March 18, 2009 and February 17, 2010 (the “Plan”).

In connection with this opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Prospectus and of such corporate records of the parties to the Offering as we have deemed appropriate. We have assumed that such factual representations are true and that the parties to the Offering will act in accordance with the Plan. We express no opinion concerning the effects, if any, of variations from the foregoing.

In issuing this opinion, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below.

FACTS

In 2007, Fairfield County Bank (the “Bank”) reorganized into the mutual holding company form of organization whereby the Bank converted to stock form and became a wholly owed subsidiary of Fairfield County Bank, MHC (“MHC”). Pursuant to the Plan, the MHC and the Bank will reorganize into a mid-tier holding company structure through the formation of Fairfield Bank Corp. (the “Holding Company”) and the Holding Company will offer up to 49.9% of its aggregate total voting stock to depositors of the Bank and the public in accordance with the terms of the Plan.

The Board of Directors of Bank believes that the Reorganization will support future lending and operational growth, increase the level of service to the communities in which the Bank does business, allow the Bank to compete more effectively with commercial banks and other financial institutions and increase the Bank’s capital base and provide access to capital markets.

ATLANTA    AUGUSTA    CHARLOTTE    DUBAI    NEW YORK    RALEIGH    STOCKHOLM    WASHINGTON    WINSTON-SALEM

March 8, 2010

The Reorganization will be implemented pursuant to the Plan in the following simultaneous transactions:

1. MHC will form the Holding Company as a wholly-owned subsidiary.

2. The Holding Company will form an interim federally chartered stock savings bank (“Fairfield Interim Bank”) as a wholly-owned subsidiary;

3. Fairfield Interim Bank will merge with and into the Bank with the Bank as the surviving entity pursuant to the Plan of Merger and, as a result of the merger, Bank will become a wholly owned subsidiary of Holding Company.

4. Pursuant to the Plan, the Holding Company will, subject to and in accordance with the provisions of the Plan, sell up to, but no more than, 49.9% of its Common Stock in the Stock Offering.

OPINION

Based solely on the information contained herein and our reliance on the accuracy of the Representation Letter of the MHC, the Holding Company and the Bank of even date herewith, which is attached hereto, we are of the following opinion:

1. The merger transaction whereby the Bank becomes a wholly owned subsidiary of Holding Company will be treated as a tax-free exchange of property solely for voting stock pursuant to Section 351 of the Code.

2. MHC will not recognize any gain or loss upon the transfer of Stock Bank common stock to Stock Holding Company (Code Section 351(a)).

3. Holding Company will not recognize any gain or loss on its receipt of Stock Bank common stock from MHC (Code Section 1032(a)).

4. No gain or loss will be recognized by Holding Company upon its receipt of money in exchange for shares of its Common Stock issued pursuant to the Stock Offering (Code Section 1032(a)).

5. It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of the Company to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (the “Subscription Rights”) is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

6. It is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offering pursuant to the exercise of the Subscription Rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the Offering (Section 1012 of the Code).

7. The holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6) of the Code).

March 8, 2010

The opinions set forth in (5) and (6) above are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether Subscription Rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether Subscription Rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that non-transferable subscription rights issued by a converting financial institution have a market value. The Subscription Rights will be granted at no cost to the recipients, will be non-transferable and of short duration, and will afford the recipients the right only to purchase the Company’s common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

This opinion is given solely for the benefit of the Company and Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and other investors who purchase pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal and Tax Opinions” in the Prospectus, which is part of the Registration Statement as such may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of common stock to be issued or sold under the Plan that is filed pursuant to Rule 462(b) of the Act. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion addresses all of the material federal income tax consequences associated with the offering. No opinion is expressed as to the tax treatment of the Reorganization under other provisions of the Code and Income Tax Regulations or about the tax treatment of any conditions existing at the time of or effects resulting from the Reorganization that are not specifically covered in our opinions hereinabove.

Very truly yours,

KILPATRICK STOCKTON LLP

Eric S. Kracov, a Partner